SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                           (Amendment No. 3 )*


                      Bombay Company, Inc
                      ------------------------------------
                                (Name of Issuer)


                      COMMON STOCK
                      ------------------------------------
                         (Title of Class of Securities)


                      097924104
                      ------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ].(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   68388R208                   13G                    Page 2 of 4 Pages

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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CRAMER ROSENTHAL MCGLYNN, LLC
       IRS ID# 13-3156718
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


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   3   SEC USE ONLY



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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       INCORPORATED IN THE STATE OF NEW YORK


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   NUMBER OF            5       SOLE VOTING POWER
     SHARES                     0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY            6       SHARED VOTING POWER
     EACH                       0
   REPORTING         -----------------------------------------------------------
     PERSON             7       SOLE DISPOSITIVE POWER
      WITH                      0
                ----------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0 - FINAL
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                0.00% - FINAL
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                                       IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 4 Pages
Item 1.     (a)   Name of Issuer:

                   Bombay Company, Inc

                 (b)   Address of Issuer's Principal Executive Offices:

                         550 BAILEY AVE STE 700
        FORT WORTH TX 76107

Item 2.      (a)   Name of Person Filing:

                    CRAMER ROSENTHAL MCGLYNN, LLC

                  (b)   Address of Principal Business Office:

                    520 Madison Avenue, New York, New York 10022

                  (c)   Citizenship:

                    INCORPORATED IN THE STATE OF NEW YORK

                  (d)   Title of Class of Securities:

                    COMMON STOCK

                  (e)   CUSIP Number:

                         097924104

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or
                13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer registered under Section 15 of  the Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company as defined in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under section 8 of the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203
                        of the Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent Holding Company, in accordance with section
                        240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               Page 4 of 4 Pages

Item 4.     Ownership.



Item 5.     Ownership of Five Percent or Less of a Class.

                                0.00% - FINAL

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7.     Identification and Classification of the Subsidiary which  Acquired the Security Being Reported on By the Parent  Holding Company.

                                 NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




                                  Signature.

                                  /s/ Elizabeth Coley
                                  --------------------------------
                                      General Counsel



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,complete and correct.


Date: 8/07/03